Exhibit 99


                              EMPLOYMENT AGREEMENT

     AGREEMENT by and between Stratford Acquisition Corporation, a Minnesota corporation with principal executive offices at 67 Wall Street, New York, New York 10005, (the "Company"), and Daniel W. Dowe, (the "Executive"), dated as of the 1st day of April, 1998 (the "Effective Date").

1. Employment Period. The Company hereby employs the Executive and the Executive hereby accepts such employment in accordance with the terms and provisions of this Agreement, for the period commencing as of the Effective Date and ending on the third anniversary of such date and which at the sole option of the Executive may be extended for a another three year period commencing on April 2, 2001 and terminating on April 1, 2004 (the "Employment Period").

2. Duties of the Executive. The Executive shall be the Chief Executive Officer and President of the Company and shall report directly to the Chairman of the Board of Directors. The duties of employment shall generally include those required for the day-to-day and longer-term planning, development, operation and advancement of the business of the Company, and such additional executive and financial administrative and operational duties of a character keeping with the Executive's position as Chief Executive Officer and President of the Company as may from time-to-time be assigned to the Executive by the Board of Directors of the Company. As Chief Executive Officer of the Board and President of the
Company, the Executive shall be in complete charge of the operations of the Company and shall have full authority and responsibility, subject to the general direction and control of the Board of Directors of the Company, for formulating policies and administering the affairs of the Company in all respects, subject to the provisions hereinafter contained.

     During the Employment Period, and excluding any periods of vacation and sick leave to which the Executive is entitled, the Executive agrees to devote reasonable and appropriate attention and time during normal business hours to the business and affairs of the Company and, to the extent necessary to discharge the responsibilities assigned to the Executive hereunder, and to diligently use his best efforts to perform faithfully and efficiently such responsibilities and to promote and further the reputation and good name of the Company. During the Employment Period it shall not be a violation of this Agreement for the Executive to (A) serve on corporate, civic or charitable boards or committees, or (B) manage personal investments, provided that such activities do not interfere with the performance of the Executive's responsibilities as an employee of the Company in accordance with this Agreement.

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


3. Compensation.

     (a) Base Salary. Commencing on the Effective Date and ending on March 30, 1998, the Executive shall receive an annual base salary of $180,000 ("Annual Base Salary"), payable by the Company to the Executive on a bi-monthly basis. In each subsequent year during the Employment Period which shall begin on the first day of April, the Executive shall receive a base salary that shall be mutually determined between the Executive and the Compensation Committee of the Board of Directors which shall not be less than $180,000 per annum and shall be payable on a bi-monthly basis.

     Payments under this subsection (a) will be made in accordance with the Company's payroll periods for all employees.

     (b) Cash Bonus. The Executive shall receive an annual cash bonus equal to 7.5% of the Company's consolidated gross revenue which bonus shall not exceed the Executive's base salary in each annual period. The period for measuring the cash bonus shall commence on March 1, 1998 and end on February 28, 1999 and shall be the same twelve month period for the duration of the Employment Period.

     (c) Stock Options. For agreeing to serve as Chief Executive Officer, the Executive shall be granted 270,000 shares of restricted common stock which shall be registered at the Executive's request on the From S-8.

     (d) Automobile Allowance. The Company shall provide the Executive with monthly parking privileges in the Borough of Manhattan.

     (e) Stock Option Plan. The Executive shall be entitled to receive stock options from the Non-Qualified Stock Option Plan that was approved by the Company's Board of Directors on April 1, 1998, and which shall be ratified by the Company's shareholders if required under law.

4. Benefits.

     (a) Holidays. The Executive will be entitled to all nationally-recognized holidays each year plus five (5) personal days. The holidays which are generally observed by the Company are as follows: New Year's Day, Washington's Birthday, Good Friday, Memorial Day, Independence Day, Labor Day, Columbus Day, Thanksgiving Day, the Friday following Thanksgiving Day and Christmas Day. Additional holidays may be allowed in connection with holidays which fall on weekends.

     (b) Vacation. The Executive will be entitled to fifteen (15) business days vacation each calendar year; provided, however, that no more than ten (10) business days may be taken consecutively.

     (c) Sick Leave. The Executive shall be allowed five (5) sick days per year. Sick days are not cumulative and may not be carried from year to year.

     (d) Emergency Leave. If a member of the Executive's immediate family dies or becomes critically ill, the Executive will be allowed up to ten (10) days of leave with pay. Additional time may be granted, upon approval of the Company's Board of Directors.


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


     (e) Medical Benefits. The Company shall provide the Executive and his dependents with medical insurance coverage without cost to the Executive.

     (f) Directors and Officers' Liability Insurance. The Company shall endeavor to obtain within a reasonable period but no later than 60 days after the execution of this Agreement a Directors and Officers Liability Insurance policy having limits of liability no less than one million dollars ($1,000,000). Until such insurance has been procured, the Company shall indemnify the Executive and hold him harmless against any and all losses, liabilities, costs (including legal fees) and other expenses in any way incurred by the Executive in connection with or on account of his duties or position as Chief Executive Officer and President of the Company; provided, however, that no indemnification may be made to or on behalf of the Executive if a judgment or other final adjudication adverse to the Executive establishes, (a) that his acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated or (b) that he personally gained in fact a financial profit or other advantage to which he was not legally entitled, or was in breach of his duty of loyalty.

     (h) Long-Term Disability Policy. The Company shall purchase a long-term disability insurance policy for the benefit of the Executive for the amount of the Executive's Base Salary then in effect.

     (i) Expense Reimbursement. The Company shall reimburse Executive for all reasonable and necessary expenditures made by Executive in connection with travel, entertainment and miscellaneous expenses against receipts therefor provided that such expenses have been incurred by Executive in connection with the furtherance of the Company's business.

     (j) Election as a Director. The Board of Directors shall nominate the Executive as a director to serve initially for a three (3) year term and for a second three (3) year term if the Executive elects to exercise his option to extend his employment for another three (3) year term. If the Executive's employment is terminated for any reason, then Executive will be deemed to have immediately resigned from the Board of Directors of the Company, unless agreed to otherwise by the Board of the Directors and the Executive.

5. Power to Bind the Company. The Executive's authority to obligate the Company on any contract or agreement of any kind, character or nature is limited to those contracts or obligations in which the Company's financial obligation does not exceed the sum of $100,000. In any instance where the Company's financial obligation to any party shall exceed $100,000, it shall require the approval of the Board and Directors. In addition, any and all withdrawals or payments from cash accounts owned by the Company in excess of $100,000 shall require the dual signatures of the Executive and the Company's Treasurer. The Executive shall have no authority to borrow funds for the Company or to pledge any of its assets for any purposes whatsoever without the express written consent of the Board of Directors. Likewise, the Executive shall not bring any legal proceedings on behalf of the Company without the written consent of the Board of Directors.



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6. Place of Employment.  During the Employment  Period,  the Executive  shall be entitled to perform services for the Company at an office to be established by the Executive for that purpose in New York County, New York, or at any other reasonable location, as assigned by the Company from time to time, subject to Executive approval.

7. Successors.

     (a) This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of the Executive and his heirs and shall be enforceable by the Executive's legal representatives.

     (b) This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

     (c) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, "Company" shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.


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


8. Termination of Employment.

     (a) Termination Upon Death. The Executive's employment shall terminate automatically upon the Executive's death during the Employment Period; provided, however, that the Company shall pay to the Executive's estate or designated beneficiary, all monetary obligations including but not limited to the base salary, bonuses, stock options, vehicle reimbursement, other reimbursements, insurance, compensation and benefits prorated through the date of death.

     (b) Termination Upon Disability. If the Company determines in good faith that the Disability of the Executive has occurred during the Employment Period (pursuant to the definition of Disability set forth below), it may give to the Executive written notice in accordance with Section 13 hereof of its intention to terminate the Executive's employment. In such event, the Executive's employment with the Company shall terminate effective on the 30th day after receipt of such notice by the Executive (the "Disability Effective Date"), provided that, within the 30 days after such receipt, the Executive shall not have returned to full-time performance of the Executive's duties. Notwithstanding any such termination, the Company shall continue to pay the Executive's salary and benefits until he starts receiving benefits under the Company's long-term disability policy. For purposes of this Agreement, "Disability" shall mean (a) the absence of the Executive from the Executive's duties with the Company on a full-time basis for sixty (60) consecutive days as a result of incapacity due to mental or physical illness, or (b) the good faith determination made by the Board of Directors of the Company with the advice of a qualified and independent physician selected by the Company or its insurers and acceptable to the Executive or the Executive's legal representative (such agreement as to acceptability not to be withheld unreasonably) that the Executive has become, by reason of accident, illness, mental or physical disability, so disabled as to be incapable of satisfactorily performing his duties hereunder for a period of sixty (60) consecutive days.

1. Illness of Executive. If the Executive shall become unable to attend to the duties of employment as required by this Agreement for thirty (30) consecutive days and it becomes necessary for the Company to replace the Executive temporarily, the Company may do so and at the same time may suspend all further payments to the Executive for salary or bonuses and all other related compensation; provided, however, that in the event that the Executive is entitled to long term disability, the Company shall continue to pay the Executive's salary and benefits until he starts receiving benefits thereunder. The Company will recommence the payment of salary, bonuses and other compensation at such date as the Executive shall resume and perform the Executive's duties under this Agreement.

     (c) Termination Upon Mutual Consent. Executive's employment may be terminated by the mutual consent of the Company and the Executive on such terms as they may agree upon provided that such terms shall include severance payments for a period of six months from the date of termination.

     (d) Termination for Cause. The Company may terminate the Executive's employment during the Employment Period for Cause. For the purpose of this Agreement, "Cause" shall mean (i) a material breach by the Executive of the Executive's obligations under this Agreement (other than as a result of incapacity due to physical or mental illness) which is demonstrably willful and deliberate on the Executive's part, which is committed in bad faith or without


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

reasonable belief that such breach is in the best interests of the Company and which is not remedied in a reasonable period of time after receipt of written notice from the Company specifying such breach, (ii) the conviction of the Executive of a felony involving moral turpitude, (iii) misappropriation of significant Company assets or perpetration of fraud against the Company, (iv) habitual intoxication or drug addiction, or (v) repeated breach of any significant provision of this Agreement. If terminated for Cause, Executive will be entitled to Base Salary earned, up to and including the date of termination. In case of termination of employment for Cause pursuant to subsection (i), (ii) or (iii) of Section 8(d) hereof, all other benefits, including without limitation, cash bonuses and stock options that have not been issued shall be forfeited as of the first date of any event giving rise to the Executive's termination for Cause, and any and all certificates evidencing the Executive's ownership of the Company's securities that were issued after the first date of any event giving rise to the Executive's termination for Cause shall be returned to the Company along with all stock powers forthwith. In case of termination of employment for Cause pursuant to subsection (iv) or (v) of Section 8(d) hereof, all non-vested and unearned benefits as of the date of termination shall be forfeited by the Executive.

     (e) Termination for Good Cause by Executive. Executive may terminate his employment for Good Cause. For the purposes of this Agreement, "Good Cause" shall mean: (i) discovery by the Executive that there were material misrepresentations in the financial data of the Company or otherwise presented to Executive prior to the date of this Agreement, or (ii) the Company's failure within one week of the execution of this Agreement to grant to Executive all the duties and responsibilities described in Section 2 of this Agreement, or (iii) the Company does not pay the Executive any of his salary, bonus or benefit entitlements under this Agreement when due under this Agreement, unless the delay is waived by the Executive.


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


     If terminated for Good Cause, the Company shall pay the Executive his entire outstanding Base Annual Salary for the duration of the Employment Period within ten (10) business days from the date of termination..

     (f) Termination Without Cause by the Company. The Company may terminate Executive's employment at any time, without cause, upon written notice to Executive. In the event of termination pursuant to this paragraph, the Company shall pay the Executive his entire outstanding Base Annual Salary for the duration of the Employment Period within ten (10) business days from the date of termination.

9. Non-Competition. Unless the Executive's termination of his employment with the Company is pursuant to either Paragraph 8 (c), (e) or (f), in which case this paragraph 9 shall not apply, the Executive covenants and agrees, which covenant and contract is made the essence of this contract, that the Executive will not, without the prior written consent of the Company, in the United States, its territories and possessions, at any time during the period of employment and for a period of six (6) months immediately following termination for any reason (whether the employment is terminated by the Company, by the Executive or by the mutual consent of both parties), do any of the following directly or indirectly: (i) enter into the employ of or render any services to any person, firm, or corporation engaged in any Competitive Business (as defined below); (ii) engage in any Competitive Business for his own account; (iii) become associated with or interested in any Competitive Business as an individual, partner, creditor, director, officer, principal, agent, consultant, officer, salesperson, employee, trustee, advisor or in any other relationship or capacity; (iv) employ or retain or have or cause any other person or entity to employ or retain any person who was employed or retained by the Company or its affiliates while Executive was employed by the Company; (v) sell, solicit or accept business or orders from existing or newly-acquired customers of the Company with respect to products or services similar to or competitive with the Company or its subsidiaries, or (vi) interfere with, disrupt or attempt to disrupt relationships, contractual or otherwise, between the Company and or a subsidiary, and its customers, employees or vendors. However, nothing in this Agreement shall preclude the Executive from investing his personal assets in the securities of any Competitive Business if such securities are traded on a national stock exchange or in the over-the-counter market and if such investment does not result in his beneficially owning, at any time, more than 5% of the publicly-traded equity securities of such competitor. "Competitive Business" shall mean any business or enterprise which manufactures, markets and/or distributes admixtures or cement-based products, similar to the Novacrete line of products or such other products or services which the Company may develop and market or otherwise be involved at any time during the Employment Period.

10. Executive Not to Disclose Confidential Information.

     (a) Executive acknowledges that he has obtained and, during the Employment Period shall obtain secret and confidential information concerning the business of the Company and its affiliates including, without limitation, its products, techniques, formulas, processes, methods of manufacture, systems, plans, policies, its customer lists and sources of supply, their needs and requirements, the nature and extent of contracts with customers and/or vendors and related cost, price and sales information;

     (b) The Executive further acknowledges that the Company and its


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affiliates will suffer substantial damage which will be difficult to compute if, during the period of this employment with the Company or thereafter, the Executive should enter a competitive business or divulge secret and confidential information relating to the business of the Company and its affiliates heretofore or hereafter acquired by him in the course of his employment with the Company.

     (c) The Executive shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company or any of its affiliated companies, and their respective businesses, which shall have been obtained by the Executive during the Executive's employment by the Company or any of its affiliated companies and which shall not be or become public knowledge (other than by acts by the Executive or representatives of the Executive in violation of this Agreement.) After termination of the Executive's employment with the Company, the Executive shall not, without the prior written consent of the Company or as may otherwise be required by law or legal process, communicate or divulge any such information, knowledge or data to anyone other than the Company and those designated by it. Upon termination of the Executive's employment, the Executive will forthwith deliver to the Company, any and all literature, documents, data, information, order forms, price lists, memorandum, correspondence, customer and prospective customer lists, customer's orders, records and cards acquired or coming to the knowledge and custody of the Executive in connection with the Executive's activities as Chief Executive Officer and President of the Company.

     (d) The Executive acknowledges that the provisions set forth in Section 11 of this Agreement are reasonable and necessary to protect the business of the Company and its affiliates, and that the Company shall have no adequate remedy at law should there be any breach of Section 11 by the Executive.

11. Resolution of Disputes. Any controversy or claim arising out of or relating to this Agreement may be brought in a judicial forum, which legal right shall not be waived by any party if the controversy or claim is first brought before a non-binding mediation forum for resolution.

     However, in the event of noncompliance or violation of this Agreement, the Company or the Executive may alternatively apply to the court of competent jurisdiction for a temporary restraining order, injunctive, and/or such other legal and equitable remedies as may be appropriate, since the Company or the Executive will have no adequate remedy at law for such violation on noncompliance.

12. Miscellaneous.

     (a) This Agreement shall be governed by and construed in accordance with the laws of the State of New York without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

     (b) The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.


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     (c) The Company may withhold from any amounts  payable under this Agreement such Federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.

     (d) The Executive's or the Company's failure to insist upon strict compliance with any provision hereof or any other provision of this Agreement or the failure to assert any right the Executive or the Company may have hereunder shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

     (e) This Agreement constitutes the entire Agreement between the parties regarding the subjects covered by this Agreement. Both parties acknowledge that no other agreement, understanding, statement or promise other than those contained in this Agreement is part of the Agreement of the parties and no other agreement, understanding, statement or promise will be valid or binding.

     (f) The Executive and the Company both represent and warrant that they are free to enter into this Agreement and to perform each of the terms and covenants of it. In addition both parties represent and warrant that they are not restricted or prohibited, contractually or otherwise, from entering into and performing this Agreement and that the execution and performance of this Agreement is not a violation of any other agreement between any other person or entity.

13. Notices. All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

        If to the Executive:                 Mr. Daniel W. Dowe
                                             67 Wall Street, Suite 2411
                                             New York, New York 10005

        If to the Company:                   Stratford Acquisition Corporation
                                             c/o William K. Lavin, Chairman
                                             67 Wall Street, Suite 2411
                                             New York, New York 10005
                                             and personal delivery to his
                                             home address.

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and Communications shall be effective when actually received by the addressee.

14. Signatures. In witness whereof, the Executive has hereunto set the Executive's hand and, pursuant to the authorization from its Board of Directors, the Company has caused this Agreement to be executed in its name on its behalf, all as of the day and year first above written.


Attest:

_________________________                     /s/ Daniel W. Dowe
                                              ------------------------------
                                              Daniel W. Dowe



Attest:                                       STRATFORD ACQUISITION CORPORATION


_________________________            By:      /s/ William K. Lavin
                                              ------------------------------
                                              William K. Lavin, Chairman



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